Exhibit 99.3

BJ’s Restaurants, Inc.

Governance and Nominating Committee Charter

(As amended on December 12, 2007)

1.	Purposes

The purposes of the Governance and Nominating Committee (the “Committee”) of the Board of Directors of BJ’s Restaurants, Inc. (the “Company”) are to (a) develop and implement policies and procedures relating to effective corporate governance, including reviewing and monitoring implementation of the Company’s corporate governance; (b) identify and recommend director-nominees to be considered for election by shareholders and for election by the Board to fill any vacancy or newly created directorship; (c) make recommendations to the Board concerning the appropriate size and composition of the Board and each Board committee, the establishment of new Board committees, and assess the effectiveness of the Board and its committees; and (d) oversee the evaluation of the Board and the Company’s management.

2.	Organization and Composition

The Committee shall consist of at least two directors appointed by, and serving at the discretion of, the Board, all of whom shall satisfy the applicable independence standards of the SEC, NASDAQ and applicable law and shall have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment.

The members of the of the Committee and its chairperson shall be appointed by and serve at the discretion of the Board. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.

3.	Principal Responsibilities

The principal responsibilities of the Committee shall be to:

a.	Develop and recommend to the Board for approval a set of general corporate governance principles applicable to the Company and review the guidelines at least annually and recommend changes as necessary;

b.	Advise the Board on corporate governance matters;

c.	Develop and recommend to the Board for approval criteria for the selection of candidates to serve on the Board (such as independence, experience relevant to the needs of the Company, leadership qualities, and ability to represent the interest of the shareholders of the Company);

d.	Establish procedures for shareholders to submit potential candidates for election to the Board;

e.	Establish procedures for the identification and evaluation of candidates for the Board, including any candidates recommended by shareholders;

f.	Identify and evaluate potential candidates for election to the Board, including incumbent directors and director candidates properly submitted by shareholders, and comply with any requirements of the Securities and Exchange Commission to consider such candidates;

g.	Review and recommend nominees for Board membership, whether for the slate of director nominees to be presented for shareholder approval at the Company’s annual meeting of shareholders or any director nominees to be elected by the Board to fill any interim director vacancy or newly created directorship;

h.	Review and recommend, as necessary, any changes in the size and composition of the Board and each Board committee;

i.	Recommend, as necessary, the establishment of new Board committees (including ad-hoc committees);

j.	Review and recommend to the Board potential director candidates for each Board committee;

k.	Develop, make recommendations to the Board and administer an annual Board and committee evaluation process, including determining the appropriate evaluation form(s) and procedures to be used;

l.	Periodically assess the effectiveness of the Board and its committees;

m.	Review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval;

n.	Undertake such other responsibilities as may be delegated by the Board to the Committee from time to time;

o.	Regularly review and make recommendations about changes to the charters of other Board committees after consultation with the respective committee chairs and, if appropriate, outside counsel; and

p.	Take any and all other actions as may be required by the federal securities laws or other applicable laws or regulations regarding the nomination of directors.

4.	Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to engage and terminate special counsel, compensation consultants, or other experts or consultants, as it deems appropriate to discharge its duties, including sole authority to approve the fees and other retention terms for such persons. The Company will provide the Committee with appropriate funding, as the Committee determines, for the payment of compensation to the Company’s outside counsel, experts and other advisors as it deems appropriate (including search firms to identify director candidates), and administrative expenses of the Committee that are necessary and appropriate in carrying out its duties. Any communication between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communication of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

5.	Meetings

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, it being understood that the Committee will meet at least once a year at a time and place determined by the Committee chairperson. The Committee may invite such members of management to its meetings, as it may deem desirable or appropriate. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taking by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), actions without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of the Company’s Articles of Incorporation or Bylaws, or (b) the laws of California.